CONSULTING SERVICES AGREEMENT dated as of November 7, 2018 (this “Agreement”), effective November 1, 2018 (“Effective Date”) by and between:

(1) Alexandre Mencik Enterprise, a company incorporated in Belgium, with its registered office Avenue des Genêts/Ginstlaan 31, B-1640 Rhode-Saint-Genèse/Sint-Genesius-Rode, identification number BE067.806.963 (“the Chief Business Officer”); and

(2) Vector Therapeutics Inc. (ex-Oxygen Therapy, Inc) (“Vector Therapeutics”), a Delaware corporation with an Chief Business Officer office 85 Broad Street, 27 Floor, New York 10004, USA and its registered office in the State of Delaware, 160 Greentree Drive # 101, in the City of Dover, Country of Kent, 19904 USA, duly represented by Dr. Daniel Teper (“Company”)

The Chief Business Officer and Company are also sometimes herein referred to collectively as the “Parties” and each individually as a “Party”.

WHEREAS, Company is engaged in development, manufacturing and distribution of medicinal products.

WHEREAS, Chief Business Officer and General Counsel possesses the requisite skills, expertise and experience to perform its obligations under this Agreement;

WHEREAS, Company desires to avail itself of the services of Chief Business Officer and General Counsel upon the terms, provisions and conditions hereinafter set forth and Chief Business Officer and General Counsel declares to be prepared to render such services to Company on the terms, provisions and conditions set forth hereinafter and declares to be capable thereof.

NOW THEREFORE, in consideration of agreements of the Parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Section 1. Consultancy. The Company hereby appoints, retains and engages the Chief Business Officer and General Counsel of the Company for the Term (as hereinafter defined), and the Chief Business Officer and General Counsel hereby accepts to serve as the Company’s Chief Business Officer and General Counsel upon the terms, provisions and conditions of this Agreement.

Section 2. Duties. The Chief Business Officer and General Counsel shall (1) continue to serve as Founder/shareholder and Partner (Gérand) of VectorLab GmbH and its successor or assign (with single signature power, including on the bank accounts) and (2) shall serve as Chief Business Officer and General Counsel of Vector Therapeutics and shave a leadership role in Vector Therapeutics, in accordance with the strategic goals set by the Board, the CEO and those having C-level positions, and be, without limitation, the Officer primarily responsible for overseeing, identifying and managing: (i) legal/IP and compliance issues; (ii) accounting and financial reporting; (iii) corporate and financial deals & transactions (structure and negotiations); (iv) corporate governance and business policy; (v) government & trade association relations; and (vii) certain aspects of business development & growth, corporate finance & stock listing (if any), regulatory & life cycle management strategies, market access & pricing/reimbursement strategies; and daily operations (hereinafter referred to collectively as “the Services”). The Chief Business Officer shall devote 4 days maximum per week of his time to the performance of the Services, except during the public holidays in Belgium; provided, that Chief Business Officer and General Counsel may serve on companies outside boards and take other consulting or advisory responsibilities.

Section 3. Term of Consultancy. Unless earlier terminated pursuant to the provisions of Section 5 hereof, the term of Chief Business Officer and General Counsel’s consultancy shall commence as of the Effective Date and shall continue until August 31, 2021 and shall automatically renew for successive one (1) year terms, unless (i) the Company provides the Chief Business Officer and General Counsel with written notice, given not less than ninety (90) days prior to the then expiration date that the Company does not intend for the Term (as hereinafter defined) to automatically extend or , or (ii) the Chief Business Officer and General Counsel’s provides the Company with written notice, given not less than thirty (30) days prior to the then expiration date of the Term that the Chief Business Officer and General Counsel does not intend for the Term to automatically extend the term of consultancy, as it may be extended, the “Term”).

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Section 4. Compensation of Chief Business Officer and General Counsel.

4.1. Compensation. As compensation for the Services, the Company shall pay Chief Business Officer and General Counsel a fixed yearly compensation (“the Compensation”) of three hundred fifty thousand dollars ($350,000). The Compensation shall be payable monthly at the latest within fifteen (15) days after receipt of the invoice. The Compensation is exclusive of VAT/tax. VAT/ tax, if applicable, will be charged by Chief Business Officer and General Counsel to the Company at the applicable rate. The Compensation may be increased (but not reduced) at Company’ own discretion, upon proposition by the Chief Business Officer and General Counsel and in line with the recommendations of the Compensation Committee of the Board (the “Compensation Committee”).

4.2. Bonus; Stock Options.

(a) In addition to the Compensation payable to the Chief Business Officer and General Counsel, the Chief Business Officer and General Counsel shall receive an annual Bonus (the “Bonus”) of up to 50% of the Chief Business Officer and General Counsel’s then applicable Compensation, based on the Chief Business Officer and General Counsel’s and / or the Company’s achievement of specified performance indicators (the “Goals”), as determined by the Board or the Compensation Committee of the Board if such a Committee is in existence. The Bonus shall be payable in cash and up to 50% in shares of the Company’s Common Stock (the “Common Stock”), at the Chief Business Officer and General Counsel’s own discretion. The Common Stock component of the Bonus shall be paid in a manner consistent with the Company’s Stock Award Program, if applicable. The Bonus shall be calculated within thirty (30) days after the end of the applicable year (or after this Agreement was terminated) and will be paid promptly thereafter, including after the Term, and including partially. The Goals for each year of the Term, other than the initial year, shall be set by the Board no later than thirty (30) days after the commencement of the applicable annual period. Bonus metrics for the first period (2018) will be set up as soon as possible after execution of this Agreement by the Board and the Compensation Committee if such a Committee is in existence.

(b) As additional compensation for the services hereunder, the Chief Business Officer and General Counsel shall receive (i) as promptly as possible following the Effective Date, 400,000 shares of the Company’s Common Stock of the Company; and (ii) and a grant, effective as of the Effective Date, Company of 300,000 Company Shares of Common Stock, with a quarterly vesting during the Term of this Agreement, with the first 25,000 Company Shares vesting on November 30, 2018 and 25,000 Company Shares vesting on the last day of each three month period thereafter; provided that at the vesting date the Chief Business Officer and General Counsel is employed with the Company.

(c) Subject to the approval of the Compensation Committee of the Board or the Board if there is no Compensation Committee, as applicable, for each fiscal year during the term of his consultancy following the first fiscal year, Chief Business Officer and General Counsel shall be eligible to receive, simultaneous with receipt of the Cash Bonus described in Section 4.2 (a), options to purchase a number of shares of the Company’s common stock, with an aggregate fair market value to be determined following standard methods, subject to and in accordance with the terms and provisions of the Company’s plan and the applicable award agreement.

(d) Expenses. The Company shall pay or reimburse Chief Business Officer and General Counsel for all reasonable and necessary business, travel or other expenses incurred by him (including those for services that have been rendered since March 1, 2018 and that have not yet been reimbursed, if any), upon submission to the Company of proper documentation thereof, in accordance with the Company’s travel and expense policy, which may be incurred by him in connection with the performance of his consultancy services contemplated hereunder, including services rendered during the Prior Period. It is agreed that business class airfare shall be permitted on all international travel.

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(e) Benefits. After the Effective Date and during the Term, the Chief Business Officer and General Counsel shall be entitled to participate in such pension, profit sharing, group insurance, term life, option plans, hospitalization, and group health benefit plans and all other benefits and plans as the Company provides to its senior Chief Business Officer and General Counsels, subject to the terms and conditions of such plans, and taking into account the independent nature of the Chief Business Officer and General Counsel.

(f) Vacation. The Parties will consult with each other with a view to enable the Chief Business Officer and General Counsel to have a reasonable number of days of paid vacation each year, preferably during the school holidays in Belgium, and in any case, not less than four (4) weeks during each twelve (12) month of the Term, during which period his Compensation shall be paid in full. Upon the Chief Business Officer and General Counsel’s termination of consultancy for any reason whatsoever, he shall be entitled to payment for a maximum of 20 accrued but unused vacation days.

(g) Sick Time. The Chief Business Officer and General Counsel shall be entitled to sick time in accordance with the Company’s sick time policy.

5.1. Termination. The Chief Business Officer and General Counsel’s consultancy hereunder may be terminated upon written notice of termination to the Chief Business Officer and General Counsel from the Company and shall be immediately terminated upon the Chief Business Officer and General Counsel’s death or immediately in the case of termination by the Chief Business Officer and General Counsel . The Chief Business Officer and General Counsel’s consultancy hereunder may be terminated for the following reasons: (i) the Chief Business Officer and General Counsel’s death or Total Disability (as hereinafter defined ); or (ii) termination of the Chief Business Officer and General Counsel’s consultancy for the Company For Cause (as hereinafter defined ); or (iii) termination of the Chief Business Officer and General Counsel’s consultancy for the Company other than For Cause; or (iv) a Change in Control Termination (as hereinafter defined ); or (v) termination of the Chief Business Officer and General Counsel’s consultancy by the Chief Business Officer and General Counsel without Good Reason (as hereinafter defined); or (vi) termination of the Chief Business Officer and General Counsel’s consultancy by the Chief Business Officer and General Counsel for Good Reason.

5.2. Termination upon Death or Total Disability. The Chief Business Officer and General Counsel’s consultancy shall terminate immediately upon the Chief Business Officer and General Counsel’s death or upon written notice of termination to the Chief Business Officer and General Counsel of a termination due to Total Disability. In the event of a termination upon the death or Total Disability of the Chief Business Officer and General Counsel, the Company shall pay to Chief Business Officer and General Counsel, or any person designated by Chief Business Officer and General Counsel in writing or, if no such person is designated, to his estate, the Compensation which has been earned but unpaid. As used herein, the term “Total Disability” shall mean that Chief Business Officer and General Counsel is unable to engage in any substantial way in the performance of his duties for the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year as substantiated by a written report by a competent physician engaged by the Company who is reasonably acceptable to the Chief Business Officer and General Counsel or his representative.

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5.3. Termination For Cause or without Good Reason. In the event the Chief Business Officer and General Counsel s consultancy is terminated by the Company For Cause or by the Chief Business Officer and General Counsel without Good Reason, the Company shall be obligated to pay the Chief Business Officer and General Counsel his Compensation through the date of termination. As used herein, the term “For Cause” shall mean (i) a court of competent jurisdiction has made a final determination of Chief Business Officer and General Counsel’s misappropriation of the Company’s assets or perpetration of fraud or willful malfeasance in his dealings with or on behalf of the Company; (ii) the Chief Business Officer and General Counsel’s plea of guilty or nolo contendere to, or conviction in a court of law of, any crime or offense which constitutes a felony, in each case whether or not involving the Company; (iii) Chief Business Officer and General Counsel’s engaging in an act of moral turpitude which is likely to have a material adverse effect on the Company’s business or reputation; (iv) the Chief Business Officer and General Counsel’s habitual drunkenness or habitual use of illegal substances; (v) the Chief Business Officer and General Counsel’s failure to cooperate with a governmental or regulatory investigation concerning the Company or the Chief Business Officer and General Counsel; (vi) the Chief Business Officer and General Counsel’s willful refusal to follow, or reckless disregard of, the written policies and reasonable directives of the Company or the Board after given the opportunity to object with such directive and given thirty (30) calendar days to cure; or (vii) the Chief Business Officer and General Counsel’s material breach of a material provision of this Agreement, which material breach, if curable, is not cured within thirty (30) calendar days after written notice thereof by the Company. Whether a termination is “For Cause,” as such term is defined in this Section 5.3, shall be determined by a vote of at least ¾ of all of the members of the Board, including Chief Business Officer and General Counsel’s vote, in its sole discretion. Notwithstanding the foregoing, upon written notice of a material breach that could result in a For Cause termination pursuant to clauses (vii) and /or (viii) of the preceding sentence, the Chief Business Officer and General Counsel may upon written notice to the Company, which shall be given within five (5) business days after receipt of the notice of material breach, request a hearing on the matter before all members of the the Board (in which the Chief Business Officer and General Counsel may be accompanied by his own legal counsel) in order for the Chief Business Officer and General Counsel to provide information that refutes, or justifies the actions that form, the basis of the assertion that a material breach has occurred. If such a hearing is requested, the notice of material breach shall be deemed to not be effective until the hearing has occurred, and that ¾ of the all of the members of the Board determines not to change its position. Minutes of the hearing shall be taken by a mutually acceptable independent person. For purposes of this Section 5.3, no act or failure to act by the Chief Business Officer and General Counsel shall be considered “willful” if such act is done by Chief Business Officer and General Counsel in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses or was made upon advice of the Company’s counsel.

5.4. Termination for Good Reason. The Chief Business Officer and General Counsel may terminate his consultancy prior to the end of the Term, upon written notice to the Company, for Good Reason, which Good Reason is not remedied by the Company within thirty (30) calendar days after written notice thereof by Chief Business Officer and General Counsel. The term “Good Reason” shall include any of the following, (i) any assignment to Chief Business Officer and General Counsel of duties inconsistent with Chief Business Officer and General Counsel’s position of Chief Business Officer and General Counsel or which constitute a significant reduction in authority, responsibilities or status without his prior written consent; (ii) any demotion of his position with the Company as Chief Business Officer and General Counsel without his written consent, including, but not limited to, reporting to someone other than the Board; and (iii) any material reduction in Chief Business Officer and General Counsel’s Compensation. or (iv) any attempted reduction of the terms of Chief Business Officer and General Counsel’s bonus.

5.5. Termination by the Company other than For Cause or by Chief Business Officer and General Counsel for Good Reason. If, other than as set forth in Section 10.1, the Chief Business Officer and General Counsel’s consultancy is terminated during the Term by the Company other than For Cause and as approved by ¾ of the board members and a 50% vote of the shareholders or is terminated by Chief Business Officer and General Counsel for Good Reason, then the Company shall pay to Chief Business Officer and General Counsel after such termination, subject to his execution of a standard release, severance payments (“Severance”) equal to (i) twelve (12) months of Chief Business Officer and General Counsel’s Compensation for the year in which the termination by Company for reasons other than For Cause or by Chief Business Officer and General Counsel for Good Reason occurs plus (ii) the amount of the actual bonus earned by Chief Business Officer and General Counsel under Section 4.2(a) hereof for the year prior to the year of such termination and for the first calendar year one hundred percent (100%) of the Target Cash Bonus. The Severance shall be paid in a lump sum within thirty (30) days after the Release Effective Date (as defined below), less such deductions as shall be required to be withheld by applicable law and regulations. In addition, if Chief Business Officer and General Counsel timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then, subject to his execution of a standard release, the Company shall reimburse Chief Business Officer and General Counsel for the monthly COBRA premium paid by Chief Business Officer and General Counsel for Chief Business Officer and General Counsel and Chief Business Officer and General Counsel’s eligible dependents. Chief Business Officer and General Counsel shall be eligible to receive such reimbursement until the earliest of: (x) the twelve (12) month anniversary of the date of Chief Business Officer and General Counsel’s termination of consultancy; (y) the date Chief Business Officer and General Counsel is no longer eligible to receive COBRA continuation coverage; or (z) the date on which Chief Business Officer and General Counsel either receives or becomes eligible to receive substantially similar coverage from another employer.

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Section 6. Confidential Information; Restrictive Covenants.

6.1. Disclosure. The Chief Business Officer and General Counsel hereby acknowledges that he will acquire access to Confidential Information (as hereinafter defined) concerning the Company. For purposes hereof, “Confidential Information” shall mean all information, documents and materials (regardless of the media in which maintained) concerning the Company, its business, strategies, prospects, products, product development, formulas, research and development, know-how, names and contact information of the Company’s customers, suppliers, contract manufacturers, vendors and other third-parties who do business with the Company, and the Company’s current and future business plans, agreements to which the Company is a party or bound or are in the process of negotiation, the Company’s financial information including information regarding its assets, liabilities, results of operations financial condition, and any other information which a reasonable person would consider confidential or proprietary to the Company. The Chief Business Officer and General Counsel acknowledges and agrees that the Confidential Information is of great value to the Company, is the sole property of the Company, other than those customers, suppliers, contract manufacturers, and vendors introduced to the Company by Chief Business Officer and General Counsel, and has been and will be acquired by him in confidence. Confidential Information shall include all reports and analyses that use or are based upon any Confidential Information.

6.2. Confidentiality. In consideration of the obligations undertaken by the Company herein, the Chief Business Officer and General Counsel will not, at any time during or after the Term, directly or indirectly, use for Chief Business Officer and General Counsel’s own benefit or any other party’s benefit, or reveal, divulge or make known to any third party, any Confidential Information Company and not otherwise in the public domain. Confidential Information shall not include (i) information which was previously known by the Chief Business Officer and General Counsel ; (ii) information which was given to Chief Business Officer and General Counsel by any third party who at the time, to the knowledge of the Chief Business Officer and General Counsel (after reasonable inquiry) was not under no obligation of confidentiality or a fiduciary obligation in favor of the Company; or (iii) is or becomes publicly known other than due to a breach of this confidentiality covenant by the Chief Business Officer and General Counsel . The Chief Business Officer and General Counsel may disclose Confidential Information that he is required to disclose as a result of a governmental investigation, subpoena, applicable law or regulation or by a court order. The Chief Business Officer and General Counsel shall cooperate to the extent legally permissible with the Company (at the cost and expense of the Company) should the Company seek a protective order or other equitable relief with respect to any disclosure pursuant to the immediately preceding sentence. If the Company does not seek such relief or waives compliance with this provision, the Chief Business Officer and General Counsel shall nonetheless only disclose the Confidential Information that requires to be disclosed. The Parties hereto acknowledge that pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Parties further acknowledge that an individual, including the Chief Business Officer and General Counsel, suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

6.3. Restrictive Covenants. The Chief Business Officer and General Counsel recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The Parties confirm that it is reasonably necessary for the protection of the Company that the Chief Business Officer and General Counsel agrees, and, accordingly, the Chief Business Officer and General Counsel does hereby agree, that he will not, either on his own behalf or as an officer, director, stockholder, partner, principal, Chief Business Officer and General Counsel , associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity, directly or indirectly, at any time during his consultancy and for the Restricted Period (as defined below) (i) solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any individual employed by, or consulting for, the Company and/or any Vice President or officer working for the Company, with whom the Chief Business Officer and General Counsel has worked, to terminate such employee’s or consultancy’s position with the Company, whether or not such employee or Vice President or officer or consultant is a full-time or temporary employee or a consultant of the Company and whether or not such employement or consultancy is pursuant to a written agreement, for a determined period, or at will or otherwise and (ii) engage, participate or invest in any business activity anywhere in the Region that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company or its affiliates or related entities (including entities owned or controlled (in part or in total) by other persons having high level responsibilities for the Company (as employees or consultants or otherwise) has under development or that are the subject of active planning at any time during the Restricted Period (as defined below) provided that the forgoing shall not prohibit any possible investments by the Company in such affiliates or related entities. The provisions of this Section 6.3 shall only apply to those individuals employed by or consulting for the Company at the time of solicitation or attempted solicitation.

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6.4. Restricted Period. For purposes hereof, the term “Restricted Period” shall mean the Term and any period of time thereafter during which the Chief Business Officer and General Counsel receives Severance or his regular Compensation and benefits from the Company.

6.5. Modification of Restrictions. If any of the restrictions contained in this Section 6 shall be deemed or determined by a court of competent jurisdiction to be illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, the Parties request that the court amend and “blue pencil” such restrictions so that they are modified to be legal and enforceable to the fullest extent permissible.

Section 7. Work for Hire.

7.1. The Chief Business Officer and General Counsel agrees to make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, formulas, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Chief Business Officer and General Counsel or under Chief Business Officer and General Counsel’s direction or jointly with others during Chief Business Officer and General Counsel’s consultancy for the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

7.2. The Chief Business Officer and General Counsel agrees to assign and, by executing this Agreement, Chief Business Officer and General Counsel does hereby assign, to the Company (or to any person or entity designated by the Company) all of Chief Business Officer and General Counsel’s right, title and interest, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2 shall not apply to Developments (i) which do not relate to the present or planned business, operations, activities or research and development of the Company known by the Chief Business Officer and General Counsel , and (ii) which are made and conceived by Chief Business Officer and General Counsel : (A) at a time other than during normal working hours, (B) not on the Company’s premises and (C) not using the Company’s tools, devices, equipment or proprietary information. Chief Business Officer and General Counsel understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an consultancy agreement to assign certain classes of inventions made by an employee, this Section 7 shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such class or classes. The Chief Business Officer and General Counsel also agrees to waive all claims to moral and/or equitable rights in any Developments.

7.3. The Chief Business Officer and General Counsel agrees to cooperate fully at the Company’s expense with the Company acting reasonably, both during and after Chief Business Officer and General Counsel’s consultancy with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments that are assigned to the Company pursuant to this Agreement. The Chief Business Officer and General Counsel agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may reasonably consider necessary or desirable in order to protect its right, title and interest in and to any Development. The Chief Business Officer and General Counsel further agrees that if a court decision confirms the Company rights, title or interests and the Company is unable, after a minimum of 3 direct contacts to the Chief Business Officer and General Counsel and reasonable effort, to secure Chief Business Officer and General Counsel’s signature on any such papers, any Chief Business Officer and General Counsel officer of the Company shall be entitled to execute any such papers as Chief Business Officer and General Counsel’s agent and attorney-in-fact, and Chief Business Officer and General Counsel hereby irrevocably designates and appoints each Chief Business Officer and General Counsel officer of the Company as Chief Business Officer and General Counsel’s agent and attorney-in-fact to execute any such papers on Chief Business Officer and General Counsel’s behalf, and to take any and all actions as the Company may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence. The designation and appointment of any such agent and attorney-in-fact shall be strictly limited to the purposes described in this Section 7.3.

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Section 8. Conflicts of Interest; Insider Trading.

8.1. Conflicts of Interest. The Chief Business Officer and General Counsel agrees that he shall in order to avoid actual or apparent conflicts of interest, except with the written consent of the Board, Chief Business Officer and General Counsel not have any direct or indirect ownership or financial interest in any company, person or entity which is: (i) a service provider to, or vendor of the Company; (ii) a customer of the Company; or (iii) a competitor of the Company. Chief Business Officer and General Counsel shall not be deemed to have any direct or indirect ownership or financial interest for any such interest that does not exceed five (5%) percent of the issued and outstanding voting equity securities of any class of any Company or other business entity whose voting equity securities is traded on a national securities exchange or in the over-the-counter market.

8.2. General Requirements. Chief Business Officer and General Counsel shall observe such lawful policies of the Company as may from time to time be adopted by the Board and be in effect and notified to the Chief Business Officer and General Counsel . In the performance of his duties on behalf of the Company, the Chief Business Officer and General Counsel will comply with all material laws in all material respects.

8.3. Insider Trading. The Chief Business Officer and General Counsel hereby agrees that Chief Business Officer and General Counsel shall comply with Company any Insider Trading Policy from time to time adopted by the Company and in effect (the “Inside Trading Policy”) and any and all federal, state and foreign securities laws, including, but not limited, to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Company’s business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Company or in connection with the Company’s business. The Chief Business Officer and General Counsel hereby agrees to immediately notify the Company’s General Counsel in accordance with any Company Insider Trading Policy of the prior to Chief Business Officer and General Counsel’s acquisition or disposition of any of the Company’s securities.

Section 9. Indemnification.

9.1. Indemnification. The Company hereby agrees to indemnify and hold harmless the Chief Business Officer and General Counsel (and his heirs, estate and personal representatives, if applicable) to the fullest extent permitted by, the Delaware General Company Law or any other applicable law, as any or all may be amended from time to time. Such reimbursements shall include but not be limited to Chief Business Officer and General Counsel’s reasonable and necessary out of pocket expenses including attorneys and expert fees, losses, judgments, claims, and settlement payments and any other such costs and expenses. The indemnification of the Company shall include any reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the Chief Business Officer and General Counsel in attempting to enforce his indemnification rights against the Company.

9.2. Undertaking. To the extent that the Company advances payment for any fees or expenses to the Chief Business Officer and General Counsel pursuant to this Section 9, such advance shall be accompanied by a written undertaking by the Chief Business Officer and General Counsel to repay such amounts if it shall be ultimately determined by a court of competent jurisdiction in a final disposition, that the Chief Business Officer and General Counsel (i) is not entitled to be indemnified by the Company or (ii) that the amount advanced exceeded the indemnification to which he is entitled, in which case the amount of such excess shall be repaid to the Company.

9.3. Notice. As a condition precedent to his right to be indemnified hereunder, the Chief Business Officer and General Counsel shall give the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or reasonably could be sought under this Agreement. Promptly after receiving the notice from the Chief Business Officer and General Counsel , the Company shall inform the Chief Business Officer and General Counsel in writing if the Company is providing indemnification for the claim.

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9.4. Cooperation. Chief Business Officer and General Counsel shall fully cooperate with all lawful and reasonable request the Company in connection with any matter for which the Chief Business Officer and General Counsel has made a claim for indemnification hereunder and the Company has acknowledged is obligation with respect to such claim. The Company shall be entitled at its own expense to participate in the defense of any proceeding, claim or action, or, if it shall elect, to assume control such defense, in which event such defense shall be conducted by counsel chosen by the Company, subject to the consent of the Chief Business Officer and General Counsel, which consent shall not be unreasonably withheld or delayed. For purpose of clarification, if the Company does not assume control of the defense of the claim, the cost and expenses of legal counsel and the other costs and expenses incurred by the Chief Business Officer and General Counsel in defending the claim shall be paid by the Company, as incurred, as part of the Company’s indemnification obligation.

9.5. Exceptions. The Company shall not be obligated under this Agreement to make any payment for any claim which the Chief Business Officer and General Counsel has sought indemnification:

(a) For which payment is actually made to the Chief Business Officer and General Counsel under valid and collectable insurance policies, the premiums of which are paid by the Company or any of its affiliates, except in respect of any deductible that is charged to the Company and excess beyond the policy payment limit under such insurance;

(b) For which Chief Business Officer and General Counsel is indemnified by the Company otherwise than pursuant to this Agreement, provided such amount has previously been paid to Chief Business Officer and General Counsel or a third party making the claim;

(c) Brought about or contributed to by the dishonesty or willful misconduct of Chief Business Officer and General Counsel as established by final and non- appealable determination by a court of competent jurisdiction; or

(d) For which Chief Business Officer and General Counsel fails to cooperate, if the claim involves or relates to a criminal or civil investigation brought by any legal authority or regulatory body.

9.6 D&O Insurance. To the extent available in accordance with reasonable commercial rates, the Company shall maintain in effect, a Director’s and Officer’s liability insurance policy that covers the directors and officers of the Company, upon terms and provisions and in amounts (including deductibles) that are comparable to public companies of the relative size of the Company and in the same general industry as the Company, The policy shall be an occurrence based policy for the matters that are subject to its coverage.

Section 10. Change in Control.

10.1. Payment on Change in Control Termination. The Company will provide or cause to be provided to the Chief Business Officer and General Counsel the rights and benefits described below if, during the Term, within the three (3) month period prior to, or within the twelve (12) month period following, a Change in Control, (x) the Chief Business Officer and General Counsel terminates his consultancy for Good Reason, or (y) the Company or its successor terminates Chief Business Officer and General Counsel’s consultancy (“Change in Control Termination”); provided however, that a Change in Control Termination shall not include a termination For Cause or without or for Good Reason or a termination as a result of Chief Business Officer and General Counsel’s death or Total Disability. In the event of a Change in Control Termination during the Term, the Company shall pay or cause its successor to pay to Chief Business Officer and General Counsel , in cash, in a lump sum within thirty (30) days after such termination, less such deductions as shall be required to be withheld by applicable law and regulations, and subject to his execution of a standard release, an amount equal to two (2) times Chief Business Officer and General Counsel’s annual Compensation on the day preceding the Change in Control Termination, plus (ii) an amount equal to the aggregate bonus received by Chief Business Officer and General Counsel for the year immediately preceding the Change in Control Termination and for the first calendar year one hundred percent (100%) of the Target Cash Bonus. In addition, if Chief Business Officer and General Counsel timely and properly elects continuation coverage under COBRA, then, subject to his execution of standard release, the Company shall reimburse Chief Business Officer and General Counsel for the monthly COBRA premium paid by Chief Business Officer and General Counsel for officer and executive’s eligible dependents. Chief Business Officer and General Counsel shall be eligible to receive such reimbursement until the earliest of: (x) the eighteen (18) month anniversary of the date of Executive’s termination of consultancy; (y) the date Chief Business Officer and General Counsel is no longer eligible to receive COBRA continuation coverage; or (z) the date on which Chief Business Officer and General Counsel either receives or becomes eligible to receive substantially similar coverage from another employer. In addition, in the event of a Change in Control Termination, subject to Chief Business Officer and General Counsel’s execution of a standard release, any and all outstanding stock options held by Chief Business Officer and General Counsel shall become fully vested and exercisable. Chief Business Officer and General Counsel shall have six (6) months to exercise any such stock options following his termination of consultancy, provided that in no event may Chief Business Officer and General Counsel exercise a stock option following the original expiration date of such stock option as set forth in the applicable award agreement.

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10.2. Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events;

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s voting securities immediately before such transaction or in any case of investments by the Company in affiliates or related entities, including entities owned or controlled (in part or in total) by other persons having high level responsibilities for the Company (as employees or Chief Business Officer and General Counsel s or otherwise).

Section 11. Miscellaneous.

11.1. Relationship of the Parties. Chief Business Officer and General Counsel’s relationship with Company will be that of an independent contractor, and Chief Business Officer and General Counsel will not be an employee of Company or considered to be such an employee for any purpose whatsoever. For the avoidance of doubt, Chief Business Officer and General Counsel will be solely responsible for making appropriate filings and payments to all applicable taxing and social security authorities, including payments of all withholding and payroll taxes due on compensation received under this Agreement.

11.2 Limitation of Liability. Notwithstanding anything contained herein to the contrary, Chief Business Officer and General Counsel’s total liability arising under or in connection with this Agreement, whether arising in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, shall in all circumstances be limited to the amount of compensation payable over the current year. Notwithstanding anything to the contrary in this Agreement, the foregoing limitations on damages will not be applicable to damages which arise out of the fraud or willful misconduct of a Party.

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11.3 Section 409A. The Parties intend for the payments and benefits under this Agreement are to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or, if not so exempt, to be paid or provided in a manner which complies with the requirements of said Section 409A, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All in-kind benefits, reimbursements, and tax-gross-ups (if any) to be provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts payable under this Agreement to the Chief Business Officer and General Counsel on termination of consultancy shall be paid until the Chief Business Officer and General Counsel would be considered to have incurred a separation from service from the Company within the meaning of Section 409A and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the Applicable Period (as defined below) shall instead be paid on the first business day after the expiration of the Applicable Period, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Chief Business Officer and General Counsel under Section 409A. For purposes hereof, the term “Applicable Period” shall be the period commencing on Chief Business Officer and General Counsel’s separation from service with the Company and ending on the date that is six (6) months following Chief Business Officer and General Counsel’s separation from service.

11.5. Survival. The provisions of Sections 5, 6.1, 6.2, 6.4, 6.5, 7.3, 8, 9, 10 and 11 shall indefinitely survive Chief Business Officer and General Counsel’s consultancy with the Company. The provisions of Section 6.3 shall survive for the Restricted Period, as defined therein.

11.6. Entire Agreement; Amendment; Waiver. This Agreement constitutes and embodies the entire and complete understanding and agreement of the Parties with respect to Chief Business Officer and General Counsel’s consultancy for the Company, supersedes all prior and/or contemporaneous understandings and agreements, if any, whether oral or written, between Chief Business Officer and General Counsel and the Company, with respect to that subject matter, all of which are merged herein. This Agreement may not be amended, modified, waived or changed except by an instrument in writing executed by each of the Parties. Any waiver of any provision of this Agreement shall be limited to the instance and purpose for which it is given. No course of dealing between the Parties shall be deemed to be an amendment or waiver or any term or provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

11.7. Assignment; Binding Effect. This Chief Business Officer and General Counsel may not assign or delegate any of his or duties under this Agreement. Any attempted assignment or delegation shall be null and void ab initio. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties hiseto and their respective successors and permitted assigns.

11.8. Captions. The captions/headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

11.9 Language. The text in English will constitute the only authentic text of the agreement between the Parties.

11.10 Publicity. If and when appropriate in the view of both Parties, the Parties may make any announcement concerning the existence of this Agreement and the fact that Company has retained the services of Chief Business Officer and General Counsel. The Parties shall not disclose the terms and conditions of this Agreement, without the prior written consent of the other party, unless such disclosure is required by law.

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11.11 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the business day when personally delivered or on the business day when received, if sent by a recognized overnight courier service or by certified, mail, postage prepaid, to the Party at the address for such Party set forth on Schedule 1 attached hereto or to such other address as either Party may hereafter give notice of to the other Party in accordance with the provisions hereof. Invoices of the Chief Business Officer and General Counsel may be sent to the Company via e-mail and are deemed as an original.

11.12. Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof which could result in the application of the laws of another jurisdiction. The Parties hereby irrevocably consent to the exclusive jurisdiction of the United States Federal Courts located in the Southern District of the State of New York or the courts of the State of New York located in New York County with respect to any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. By its execution hereof, the Parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of said courts or from the execution of judgments resulting there from. The parties hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

11.13. Waiver of Jury Trial. THE PARTIES hereby IRREVOCABLY AND WILLINGLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.11. Counterparts. This Agreement may be executed and delivered in counterparts, including by facsimile transmission or portable document format (“.pdf”), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows

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IN WITNESS WHEREOF, each of the Parties hereto have executed this Agreement as of the date set forth above.

For Vector Therapeutics Inc.

By: Daniel Teper

Chief Executive Officer

By: Daniel Teper

November 7, 2018

Read and acknowledged

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The Chief Business Officer and General Counsel

By: Alexandre Mencik

November 7, 2018

Read and acknowledged

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